Exhibit 3.10

ARTICLES OF MERGER

OF

APL CONVERSION CORP.

INTO

ADIAL PHARMACEUTICALS, INC.

The undersigned corporations, pursuant to Title 13.1, Chapter 9 Article 12 of the Code of Virginia, titled the Virginia Stock Corporation Act (hereinafter the “VSCA”), hereby execute the following articles of merger and set forth:

FIRST: The name and state or jurisdiction of incorporation of each of the constituent corporations proposing to merge is as follows:

Name of Corporation	State of Incorporation
APL CONVERSION CORP.	Virginia

ADIAL PHARMACEUTICALS, INC.	Delaware

SECOND: The laws of the state under which Adial Pharmaceuticals, Inc. (hereinafter “API”) is organized permit the proposed merger and API has complied with all of the requisite merger provisions of the Delaware General Corporation Law in effecting the merger.

THIRD: APL Conversion Corp. (hereinafter “ACC”) has complied with all of the requisite merger provisions of the VSCA in effecting the merger, including Sections 13.1 – 716, 718, 720-722.

FOURTH: The Agreement and Plan of Merger, by and between ACC and API, dated September , 2017 (the “Merger Agreement”) has been approved, adopted and certified, executed and acknowledged by each of the constituent corporations and the terms of the Merger Agreement are as follows:

ACC shall merge with and into API, whereby the separate corporate existence of ACC shall thereupon cease (the “Merger”) and API shall continue as the surviving corporation. API shall continue to be governed by the laws of the State of Delaware, and all of the assets, and interests of every description, wherever located, and all rights, privileges, immunities, powers, franchises and authority of ACC shall be vested in API as the surviving corporation, without further act or deed and all liabilities and obligations of ACC shall be allocated to API as the surviving corporation.

The Certificate of Incorporation and Bylaws of API shall be the Certificate of Incorporation and Bylaws of the surviving corporation.

Each share of common stock, par value $0.01 per share, of API issued and outstanding immediately prior to the Merger shall be canceled, retired and cease to be outstanding or exist.

Each outstanding share of ACC common stock issued and outstanding immediately prior to the Merger shall convert into the right to receive merger consideration, subject to the terms and conditions of the Merger Agreement, without interest, upon surrender of the certificate representing such shares and all shares of ACC common stock shall be canceled, retired and cease to be outstanding or exist. Each holder of a certificate representing shares of ACC common stock and ACC preferred stock shall thereafter cease to have any rights with respect to the same.

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The Merger shall have the effects as specified in Section 259 of the Delaware General Corporation Law and Section 13.1 – 721 of the VSCA.

FIFTH: The Merger Agreement was submitted to the shareholders of ACC by the board of directors of ACC in accordance with the provisions of Section 13.1 – 718 of the VSCA, and:

The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the Merger Agreement were as follows:

Designation	No. of Outstanding Shares	No. of Votes
Common Stock
Preferred Stock
Grand Total

The total number of votes cast for and against the Merger Agreement by each voting group entitled to vote separately thereon was:

Voting Group	Total No. of Votes Cast for the Merger	Total No. of Votes Cast Against the Merger
Common Stock Stockholders
Preferred Stock Stockholders
Grand Total

The number of votes cast in favor of the Merger Agreement by each voting group was sufficient for approval by that voting group.

SIXTH: The effective date of the Merger shall be the date that the Articles of Merger are filed with State Corporation Commission of the Commonwealth of Virginia and the Certificate of Merger is filed with the Secretary of State of the State of Delaware.

SEVENTH: The terms and conditions of the Merger Agreement were adopted by (i) the board of directors of ACC on September , 2017 and by the shareholders of ACC on September , 2017, and (ii) the board of directors of API on September , 2017 and by the shareholders of API, the surviving corporation, on September , 2017.

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ARTICLES OF MERGER — Page 3

Signed this day of September, 2017

APL CONVERSION CORP.

By:
Name:
Title:
ADIAL PHARMACEUTICALS, INC.

By:
Name:
Title:

ARTICLES OF MERGER — Signature Page